Exhibit 99.1

Tetra Tech Acquires The Delaney Group to
Expand Alternative Energy Capabilities

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that it has acquired The Delaney Group, a New York-based services firm with significant wind energy expertise. The Delaney Group had 2006 revenue of approximately $60 million.  Terms of the acquisition were not disclosed.

“This acquisition expands our alternative energy business, starting with wind energy, and is consistent with our growth strategy” said Dan Batrack, Tetra Tech’s CEO. “Tetra Tech currently has a strong niche in environmental permitting for wind energy projects. This acquisition allows us to become a full-service provider to our current and prospective wind energy clients. The Delaney Group brings complementary technical capabilities and strong relationships with major wind energy developers. We are pleased to welcome the employees of The Delaney Group to Tetra Tech.”

Tim Delaney, President of The Delaney Group, said, “We are delighted to join Tetra Tech to help build its wind energy practice, including its program management and engineering design capabilities. Tetra Tech has a strong nationwide presence that will offer The Delaney Group opportunities for business growth and expansion.”

The Delaney Group has performed several wind energy development projects, including substantial work on the Maple Ridge Wind Farm in New York, the largest wind farm east of the Mississippi River. The Delaney Group also provides services to federal clients, including Base Realignment and Closure (BRAC) services for various branches of the U.S. Department of Defense.

This acquisition is expected to be accretive to Tetra Tech’s diluted earnings per share in fiscal year 2007. Tetra Tech will provide updated guidance information in its second quarter earnings announcement on May 2, 2007.

About The Delaney Group (www.thedelaneygrp.com)

The Delaney Group has provided technical services for more than 25 years and serves the northeastern United States. The company focuses on planning and development services for wind energy, BRAC, and water/wastewater treatment and conveyance facilities.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, and technical services. With approximately 7,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure. Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.